UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2012

MRV COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	001-11174	06-1340090
(State or other jurisdiction of	(Commission file number)	(I.R.S. employer
incorporation or organization)		identification number)

20415 Nordhoff Street, Chatsworth, CA  91311

(Address of principal executive offices)  (zip code)

Registrant’s telephone number, including area code: (818) 773-0900

Not Applicable

Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 11, 2012, MRV Communications, Inc. (the “Company”) and Source Photonics, LLC (“Source Photonics”), a former subsidiary of the Company that the Company is obligated to indemnify in this matter, entered into a Settlement and Mutual Release Agreement (the “Agreement”) with Ying Lu, Jingchun Sun, Starry Holdings Limited, Min Wang and Chao Zhang, former officers, directors and stockholders of Fiberxon LLC (“Fiberxon”), a corporation acquired by MRV in July 2007 (collectively, the “Fiberxon Plaintiffs”) to settle claims among the Company, Source Photonics and the Fiberxon Plaintiffs.

Pursuant to the Agreement, MRV shall pay $2.3 million to the Fiberxon Plaintiffs in consideration for the mutual release of the parties for all claims related to the Company’s acquisition of Fiberxon in July 2007, and other claims and lawsuits held or filed by the Fiberxon Plaintiffs.

The Company has previously reserved approximately $4.5 million for this potential deferred obligation. After paying the settlement consideration of $2.3 million, the Company expects to release $2.2 million of the accrued liability related to these matters, and will continue to maintain a reserve of $0.2 million related to the Fiberxon acquisition for which no claims have been asserted. In 2010, the Company sold Source Photonics and related entities, and pursuant to a stock purchase agreement, agreed to indemnify the purchaser for this litigation and other matters. This settlement concluded the final litigation outstanding that the Company was defending pursuant to its indemnification obligations.

The foregoing description of the Agreement is not complete and is qualified in its entirety by the full text of such agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)     Exhibits

Exhibit 10.1	Settlement and Mutual Release Agreement, dated as of June 11, 2012, by and among the Company, Source Photonics, Ying Lu, Jingchun Sun, Starry Holdings Limited, Min Wang and Chao Zhang

SIGNATURE

Pursuant to the requirements of the Exchange Act, the Company has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: June 14, 2012

MRV COMMUNICATIONS, INC.

	By:	/s/ Jennifer Hankes Painter
Jennifer Hankes Painter
Vice President, General Counsel and Secretary